Filed Pursuant to Rule 424(b)(3)
Registration No. 333-178651

UNITED REALTY TRUST INCORPORATED

SUPPLEMENT NO. 2, DATED DECEMBER 6, 2012,

TO THE PROSPECTUS, DATED AUGUST 15, 2012

This prospectus supplement (this “Supplement No. 2”) is part of the prospectus of United Realty Trust Incorporated (the “Company,” “we,” “our” or “us”), dated August 15, 2012 (the “Prospectus”), as supplemented by Supplement No. 1, dated November 16, 2012 (“Supplement No. 1”). This Supplement No. 2 supplements, modifies or supersedes certain information contained in Supplement No. 1, and should be read in conjunction with the Prospectus and Supplement No. 1. This Supplement No. 2 will be delivered with the Prospectus and Supplement No. 1.

The purpose of this Supplement No. 2 is to disclose that on November 30, 2012, Kenneth Kahn resigned as Chief Accounting Officer of us and United Realty Advisors LP, our advisor, in order to pursue other opportunities. Mr. Kahn has confirmed to our Board of Directors that his resignation was not due to a disagreement with us or our advisor on any matter relating to our operations, policies or practices. Mr. Kahn will provide consulting services to us and our advisor through December 31, 2012, and will assist in the transition of those responsibilities to his successor. We have initiated a search for a new Chief Accounting Officer or Chief Financial Officer for us and our advisor.

Management

The following text on page 88 of the Prospectus under the heading “Management—Executive Officers and Directors” is deleted in its entirety:

“Kenneth Kahn          55          Chief Accounting Officer”

The biographical capsule for Kenneth Kahn appearing on pages 90–91of the Prospectus under the heading “Management—Executive Officers and Directors” is deleted in its entirety.

The following items on page 97 of the Prospectus under the heading “Management—Our Advisor—Our Advisor” are deleted in their entirety:

“Kenneth Kahn          55          Chief Accounting Officer”

and

“Kenneth Kahn — See “ — Executive Officers and Directors.””

The following text on page 120 of the Prospectus under the heading “Stock Ownership” is deleted in its entirety:

“Kenneth Kahn…………………………………	—	—”